Exhibit 4.12

Execution Version

ALCON LITIGATION TRUST AGREEMENT

dated as of

July 7, 2010

by and between

ALCON, INC., as Grantor

and

THOMAS G. PLASKETT, JOAN W. MILLER AND LODEWIJK J.R. DE VINK, as Trustees

Table of Contents

Page

ARTICLE I
General Provisions 1

1.1	Creation of Trust	1
1.2	Appointment and Acceptance	2
1.3	Trust is Irrevocable	2

ARTICLE II
Beneficiaries 2

2.1	Beneficiaries	2
2.2	Transfer of Beneficial Interests	2

ARTICLE III
Purposes and Operation 2

3.1	Purposes of Trust	2
3.2	Operation of Trust	3

ARTICLE IV
Payments From the Trust 3

4.1	Payments from the Trust	3
4.2	Phases Defined	3
4.3	Limitation on Payments	4

ARTICLE V
Powers of Trustees 4

5.1	Powers of Trustees	4
5.2	Trustees’ Investment Authority	4
5.3	Conflicts of Interest	5

ARTICLE VI
Duties and Liability of Trustees; Indemnification of Trustees 6

6.1	Generally	6
6.2	Safekeeping of Trust Property	6
6.3	Liability of Trustee	6
6.4	Reliance by Trustee	6
6.5	No Violation of Agreement or Law	7
6.6	No Responsibility to Determine Sufficiency of Property	7
6.7	Business Opportunities	7
6.8	Compliance with Judicial Orders	7
6.9	Force Majeure	7
6.10	Disputes and Claims	8
6.11	Indemnification of Trustees	8

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6.12	Survival	9

ARTICLE VII
Compensation,  Expenses and Bond of Trustees 9

7.1	Expense Reimbursement	9
7.2	Compensation	9
7.3	No Bond	9

ARTICLE VIII
Successor Trustee 9

8.1	Successor Trustee	9
8.2	Resignation	9
8.3	Minimum Number of Trustees	10
8.4	Appointment of Successor When No Successor Named	9
8.5	Acceptance of Appointment by Successor Trustee	10

ARTICLE IX
Records of the Trustees 10

9.1	Records of the Trustees	10

ARTICLE X
Termination of Trust 10

10.1	Termination of Trust	10
10.2	Perpetuities Savings Clause	11

ARTICLE XI
Amendment 11

11.1	Amendment	11

ARTICLE XII
Miscellaneous Provisions 11

12.1	Intention of Parties to Establish Trust	11
12.2	Governing Law; Forum Selection and Consent to Jurisdiction	12
12.3	Severability	12
12.4	Notices	12
12.5	Further Assurances	12
12.6	Entire Agreement	12
12.7	Headings	12
12.8	Name of Trust	12
12.9	Counterparts	12

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ALCON LITIGATION TRUST AGREEMENT

Alcon Litigation  Trust Agreement, dated as of the 7th day of July, 2010 (this “Agreement”), by and between Alcon, Inc., a Swiss company (the “Company”), as Grantor (the “Grantor”), and Thomas G. Plaskett, Joan W. Miller and Lodewijk J.R. de Vink, as Trustees (the “Trustees”).

WITNESSETH:

Whereas, Thomas G. Plaskett, Joan W. Miller and Lodewijk J.R. de Vink (the “Current IDC Members”) currently are serving as members of the Company’s Board of Directors (the “Board”) and of the Company’s Independent Director Committee (the “IDC”);

Whereas, pursuant to the Charter of the IDC, adopted by the Board on December 9, 2008, the mandate of the IDC is to serve as a disinterested body with respect to transactions that relate to the Company or to related-party transactions involving one or more major shareholders of the Company with a view to protect the interests of both the Company and the Company’s public minority stockholders (the “Public Minority Stockholders”);

Whereas, on July 7, 2010, by resolution (the “Resolution”) of the Board, the Board duly authorized the creation of a trust to facilitate the carrying out of the mandate of the IDC, particularly in connection with any transaction between the Company and/or any of its subsidiaries and any stockholder that, immediately prior to such transaction, holds a majority of the Company’s common shares, par value CHF 0.20 per share, or any successor equity interest in the Company (any such transaction, a “Protected Transaction”), such as the transaction contemplated by the merger proposal announced by Novartis AG (including its affiliates, “Novartis”) on January 4, 2010 (the “Novartis Merger Proposal”); and

Whereas, pursuant to the Resolution, the Board authorized the Company to cause a trust (the “Trust”) to be funded with the property listed on Schedule A attached hereto (the “Property”), to be held and distributed in accordance with this Agreement;

Now, Therefore, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
General Provisions

1.1 Creation of Trust. The Company hereby transfers and assigns to the Trustees, and the Trustees hereby accept, the Company’s entire right, title and interest in, to, under and by virtue of the Property, all proceeds thereof and all income from investment and reinvestment thereof (together with the Property, the “Trust Property”).

1.2 Appointment and Acceptance. The Grantor hereby appoints the Trustees of the Trust to have all of the rights, powers, authorities, discretions and duties set forth herein and, subject to the terms and conditions of this Agreement, as otherwise provided to trustees under the law governing the administration of the Trust.  The Trustees hereby accept said appointment, acknowledge receipt of the Property, and covenant that they will hold the Trust Property for the purposes set forth herein, upon and subject exclusively to the terms and conditions set forth herein, for the sole benefit of the Beneficiaries (as hereinafter defined).

1.3 Trust is Irrevocable. This Agreement and the Trust shall be irrevocable. Notwithstanding any contrary provision of law governing the administration of the Trust, except as provided in Section 11.1 hereof, this Agreement and the Trust may not be altered or amended.

ARTICLE II
Beneficiaries

2.1 Beneficiaries. The Trust Property shall be held solely for the benefit of the Public Minority Stockholders (the “Beneficiaries”).

2.2 Transfer of Beneficial Interests. No beneficial interest in the Trust shall be transferable (including, without limitation, by sale, exchange, gift, pledge or creation of a security interest) except by operation of law.

ARTICLE III
Purposes and Operation

3.1 Purposes of Trust. This Trust is established to protect the interests of the Company and the Public Minority Stockholders in connection with a Protected Transaction by providing (by a cash payment, a bank guarantee or otherwise) the financial means to pay any and all costs, fees, expenses and liabilities incurred in connection with the initiation (including, without limitation, the preparation and submission of any anticipatory statement of defense or any other similar protective measures), defense or maintenance of any Litigation (such costs, fees, expenses and liabilities, the “Appropriate Litigation Expenditures”).

“Litigation” means any litigation involving the Trustees, the Company, one or more members of the Board and/or the IDC, one or more stockholders of the Company or any other person in a court of competent jurisdiction and that is in connection with a Protected Transaction and related matters.

Appropriate Litigation Expenditures may include (i) any amount that a competent court requires a claimant to post or pay prior to initiating, or while defending or maintaining, any Litigation, including, without limitation, (a) any advancement for judicial costs, (b) any bond or other security for the counterparty’s indemnity and (c) any security for counterparty’s theoretical financial prejudice if any interim relief granted ultimately proves unjustified (clause (i), collectively, “Court Costs”) and (ii) (a) any costs that are paid to initiate, defend or maintain any Litigation (other than Court Costs), (b) any legal fees or other fees and expenses, including, without limitation, fees of expert witnesses, incurred by the claimant or defendant in connection with any Litigation and (c) any disbursements incurred in connection with any Litigation, including, without limitation, any fees payable to Novartis or any other third party pursuant to a court award or decision rendered in favor of Novartis or such other third party in connection with any Litigation (clause (ii), collectively, “Fees, Expenses and Liabilities”).

3.2 Operation of Trust. The Trustees shall receive and hold all of the Property, shall invest and reinvest the Trust Property and shall, subject to Sections 4.1 and 4.3 of this Agreement, from time to time pay or apply from the Trust Property such amounts as reasonably necessary, in the determination of the Trustees, to pay any Appropriate Litigation Expenditures (such payment or application of Trust Property, a “Payment”).

ARTICLE IV
Payments From the Trust

4.1 Payments from the Trust. The Trustees shall make Payments only under the following circumstances:

 (i) during Phase 1 (as hereinafter defined), if the Trustees determine in their sole discretion that such Payment is in the Best Interests of the Company and the Public Minority Stockholders; or

(ii) during Phase 2 (as hereinafter defined), if the Trustees determine in their sole discretion that such Payment is in the Best Interests of the Company and the Public Minority Stockholders; provided, however, that during Phase 2, the Trustees shall make a Payment only in connection with (a) Litigation relating to a challenge of the Phase 1 Terminating Event (as hereinafter defined), (b) Litigation relating to (i) a challenge of a Protected Transaction or (ii) an appraisal suit in connection with a Protected Transaction or (c) any Litigation reasonably necessary to prevent irreparable harm to the interests of the Company and the Public Minority Stockholders while the challenge of the Phase 1 Terminating Event is being litigated.

“Best Interests of the Company and the Public Minority Stockholders” means the best interests of the Company and the Public Minority Stockholders as determined in accordance with Swiss law and the organizational documents of the Company.

4.2 Phases Defined. “Phase 1” means the period commencing at the Second Stage Closing (as defined in the Purchase and Option Agreement, dated April 6, 2008, between Nestlé S.A. and Novartis AG) and terminating upon a resolution by the Company’s stockholders at an Extraordinary General Meeting (an “EGM”) or at an annual general meeting to remove all of the Current IDC Members as members of the Board (the “Phase 1 Terminating Event”).

“Phase 2” means the period commencing upon the Phase 1 Terminating Event and ending upon the termination of the Trust as hereinafter provided.

4.3 Limitation on Payments. Notwithstanding anything herein to the contrary, the Trustees may not make a Payment for Fees, Expenses and Liabilities to the extent the aggregate amount of all Payments made by the Trustees for such purpose shall exceed the sum of Ten million United States Dollars; provided, however, that nothing in this Section 4.3 shall limit the advance to any Trustee, pursuant to Section 6.11 of this Agreement, of such Trustee’s reasonable legal and other expenses in connection with any matter arising out of or in connection with the performance of such Trustee of such Trustee’s duties under this Agreement or the establishment of the Trust.

ARTICLE V
Powers of Trustees

5.1 Powers of Trustees. Among the other powers stated herein, in connection with the administration of the Trust, subject to the terms of this Agreement, the Trustees in the Trustees’ fiduciary capacity may exercise the following powers, authority and discretion:

(a) to receive, hold, maintain, grant, sell, exchange, convey, release, assign or otherwise transfer legal title to any Trust Property;

(b) to purchase a share of common stock of the Company from any person, including, without limitation, one of the Trustees, and retain such share;

(c) to exercise all rights, powers and privileges of an owner of securities, including, without limitation, the power to vote; to give general or limited proxies; to pay calls, assessments and other sums; to assent to or oppose corporate sales or other acts; to participate in or oppose any voting trusts, polling agreements, foreclosures, reorganizations, consolidations, mergers and liquidations, and, in connection therewith, to give warranties and indemnifications and to deposit securities with and transfer title to any protective or other committee; to exchange, exercise or sell stock subscription or conversion rights; and to accept and retain as an investment hereunder any securities received through the exercise of any of the foregoing powers, including, without limitation, the investment in securities (including, without limitation, stock or the rights to acquire stock) or obligations issued by the Company;

(d) except to the extent prohibited by law, to cause any securities to be registered in the names of the Trustees’ nominees, or to hold any securities in such condition that they will pass by delivery;

(e) to purchase and maintain one or more liability or other insurance policies in favor of the Trustees or such other persons as the Trustees shall determine in their discretion in furtherance of the Trust’s purposes and pay premiums thereon as the Trustees shall deem advisable;

(f) to protect and enforce the rights vested in the Trustees to the Trust Property by this Agreement by any method deemed appropriate, including, without limitation, by judicial proceedings;

(g) to take any steps necessary to establish clear title to any Trust Property;

(h) to commence, join or maintain any Litigation;

(i) to employ legal counsel, accountants, advisors, custodians and other agents in connection with the administration or termination of this Trust, to delegate to them any powers of the Trustees, and to pay out of the Trust Property to such legal counsel, accountants, advisors, custodians and other agents reasonable compensation for services rendered;

(j) to use any securities or brokerage firm in the purchase or sale of any property for the account of any trust hereunder and to pay such firm such compensation as the Trustees may deem proper, notwithstanding that the Trustees may be a member of, or otherwise connected with, such firm;

(k) to file, if necessary, any and all tax returns in connection with the Trust created hereby and to pay any taxes properly payable by the Trust, if any, out of the Trust Property;

(l) to select a fiscal year for the Trust;

(m) to compromise, adjust, arbitrate, sue on or defend, abandon or otherwise deal with and settle claims in favor of or against the Trust as the Trustees shall determine; and

(n) in general, to exercise any and all rights and powers in the management of the trust estate which any individual could exercise in the management of property owned in his or her own right, upon such terms and conditions as the Trustees may deem best, and to execute and deliver all instruments and to do all acts which the Trustees may deem necessary or advisable to carry out the purposes of this Agreement.

5.2 Trustees’ Investment Authority. Notwithstanding anything herein to the contrary, the Trustees are authorized to invest and reinvest the Trust Property (other than a single share of common stock of the Company)  in one or more money market funds rated AAA by a recognized rating agency, without any duty to diversify investments; provided that the Trustees may maintain any amount of cash or cash equivalents in a depository account.

5.3 Conflicts of Interest. Any Trustee who, with respect to a Protected Transaction, is or would be a conflicted member of the Board shall observe as a Trustee the same recusal and abstention duties as apply to members of the Board under the

Company’s Organizational Regulations as in effect on the date hereof or as amended from time to time by the Board in accordance with its terms and with the affirmative vote of a majority of the Current IDC Members (the “Organizational Regulations”).

ARTICLE VI
Duties and Liability of Trustees; Indemnification of Trustees

6.1 Generally. The Trustees shall perform such duties, and only such duties, as are specifically set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Trustees.  Notwithstanding anything herein to the contrary, the Trustees shall at all times act in the Best Interests of the Company and the Public Minority Stockholders by carrying out the purposes of the Trust as set forth in Section 3.1 of this Agreement.  Except where otherwise provided herein, the Trustees shall only act by unanimity if there are two or fewer Trustees or by majority if there are three or more Trustees.

6.2 Safekeeping of Trust Property. All moneys and other property received by the Trustees shall, until distributed or paid over as herein provided, be held in trust for the benefit of the Beneficiaries.  The Trustees shall be under no liability for interest or producing income on any moneys received by the Trustees hereunder, except as such interest shall actually be received by the Trustees.

6.3 Liability of Trustee. A Trustee shall have no liability hereunder for any action taken or refrained from or suffered by such Trustee, provided that such Trustee (i) acted in good faith in a manner the Trustee reasonably believed to be in accordance with the provisions of this Agreement and (ii) had no reasonable cause to believe his or her conduct was unlawful.  The Trustees shall not be required to, and shall not, expend or risk any of their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder.  Notwithstanding anything herein to the contrary, it is the intention of the Grantor in creating this Trust that the Trustees be protected from liability to the greatest extent permissible under applicable law.

6.4 Reliance by Trustee. Except as otherwise provided in Section 6.3:

(a) a Trustee may rely upon, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper of document believed by such Trustee to be genuine and to have been signed or presented by the proper party or parties;

(b) a Trustee may consult with legal counsel to be selected by such Trustee, and such Trustee shall not be liable for any action taken or omitted to be taken by such Trustee in accordance with the advice of such counsel; and

(c) persons dealing with the Trustees shall look only to the Trust Property to satisfy any liability incurred by the Trustees to such person in carrying out the terms of this Trust, and the Trustees shall have no personal obligation to satisfy any such liability.

6.5 No Violation of Agreement or Law. No provision of this Agreement shall require the Trustees to take any action that, in the Trustees’ good faith judgment, would result in any violation of this Agreement or any provision of applicable law.

6.6 No Responsibility to Determine Sufficiency of Property. The Trustees shall have no responsibility whatsoever to determine whether the Trust Property is sufficient to carry out the purposes of the Trust.

6.7 Business Opportunities. No Trustee shall be obligated to present any business activity, investment opportunity (or so called corporate opportunity) or prospective economic advantage to the Beneficiaries, even if the opportunity is of a character that, if presented to any Beneficiary could be taken by it, and except as otherwise expressly provided in this Agreement, each Trustee shall have the right to engage in any business activity or to hold any such investment opportunity or prospective economic advantage for his or her own account or to recommend any such opportunity to third parties.

6.8 Compliance with Judicial Orders. If at any time a Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the manner in which the Trustee performs functions in connection with the Trust, the Trustee is authorized to comply therewith in any manner as the Trustee or its legal counsel deems appropriate; and if the Trustee complies with any such judicial or administrative order, the Trustee shall not be liable to any person or entity even though such judicial or administrative order may be subsequently modified, vacated or otherwise determined to have been without legal force or effect.

6.9 Force Majeure. In no event shall a Trustee be responsible or liable for any failure or delay in the performance of obligations hereunder arising out of or caused by, directly or indirectly, forces beyond the Trustee’s control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices to resume performance as soon as practicable under the circumstances.

6.10 Disputes and Claims. In the event of any dispute or conflicting claims with respect to the Trust, the Trust Property or this Agreement, the Trustees shall be entitled to refuse to comply with any and all claims, demands or instructions as long as such dispute or conflict shall continue, and the Trustees shall not be or become liable in any way to any person for failure or refusal to comply with such conflicting claims, demands or instructions.  The Trustees shall be entitled to refuse to act until either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree as to which all appeals have been exhausted or waived, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Trustees or (ii) the Trustees shall have received security or an indemnity from the Trust or another entity reasonably satisfactory to them sufficient to hold them harmless from and against any and all losses they may incur by reason of so acting.

6.11 Indemnification of Trustees. The Company and the Trust, jointly and severally, shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Trustee against any monetary damages for any losses, claims, expenses, damages or liabilities (collectively, “Damages”) to which such Trustee may become subject in connection with any matter arising out of or in connection with the performance by the Trustee of the Trustee’s duties under this Agreement or the establishment of the Trust; provided, however, that a Trustee shall only be entitled to indemnification if such Trustee acted in good faith in a manner such Trustee reasonably believed to be in accordance with the provisions of this Agreement and, in the case of any threatened, pending or completed investigation, action, suit, appeal or other proceeding, whether civil, criminal, administrative or investigative, had no reasonable cause to believe his or her conduct was unlawful.  If a Trustee becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with the performance by the Trustee of the Trustee’s duties under this Agreement or the establishment of the Trust, the Company and the Trust, jointly and severally, shall, to the extent the underlying claim is covered by the provisions of this Section 6.11, advance to such Trustee such Trustee’s reasonable legal and other expenses (including, without limitation, the reasonable cost of any investigation and preparation) as they are incurred in connection therewith; provided, however, that such Trustee shall promptly repay to the Company and the Trust the amount of any such reimbursed expenses paid to such Trustee or on such Trustee’s behalf if it shall ultimately be finally determined by a court of competent jurisdiction in a final, binding and non-appealable decision that the Trustee was not entitled to be indemnified by the Company and the Trust in connection with such action, proceeding or investigation.  If for any reason (other than by reason of the exclusions from indemnification hereinabove set forth) the foregoing indemnification is unavailable to such Trustee or if available is insufficient to hold such Trustee harmless, then the Company and the Trust shall contribute to the amount paid or payable by such Trustee as a result of such Damages in such proportion as is appropriate to reflect the relative benefits received by the Company and the Trust on the one hand and the Trustee on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.  The remedies of any Trustee under this Section 6.11 shall be nonexclusive and, without duplication, each such Trustee may pursue any other remedy provided at law or in equity.  The provisions of this Section 6.11 shall inure to the benefit of the Trustees and any successors, assigns, heirs and personal representatives of such Trustees.

6.12 Survival. The provisions of this Article VI shall survive the termination of the Trust (irrespective of the reason for such termination) and this Agreement and each resignation or removal of a Trustee.

ARTICLE VII
Compensation,  Expenses and Bond of Trustees

7.1 Expense Reimbursement. The Trustees shall be entitled to reimbursement out of the Trust Property against and from any and all loss, liability, expense or damage which the Trustees may sustain in good faith and without willful misconduct, gross negligence or fraud in the exercise and performance of any of the powers and duties of the Trustees under this Agreement.

7.2 Compensation. No Trustee shall be entitled to any commissions or other compensation for his or her services as a Trustee.  Nothing in this Section 7.2 shall limit the entitlement of any Trustee to any reimbursement to which such Trustee shall be entitled pursuant to Section 7.1 of this Agreement.

7.3 No Bond. Any Trustee named herein or appointed as herein provided shall serve without bond.

ARTICLE VIII
Successor Trustee

8.1 Successor Trustee. Any Trustee acting as sole Trustee of the Trust, or the Trustees, acting unanimously, by written instrument, duly acknowledged, may designate an individual or a bank or trust company to act as successor Trustee if such sole Trustee or all such Trustees shall cease to act hereunder.  Any designation so made may be revoked by the maker or makers thereof at any time prior to the happening of the event upon which it is to become effective, by written instrument, duly acknowledged, and a new designation may be made as above provided.  Upon the happening of the event upon which such designation is to take effect and upon qualifying as provided by law, the successor so designated shall become Trustee hereunder as though originally named herein.

8.2 Resignation. Any Trustee may resign by giving prior written notice thereof to the remaining Trustee(s).  Such resignation shall become effective on the day specified in such notice, unless the Trustee is acting as sole Trustee, in which case, such resignation shall become effective upon the appointment of a successor as provided in Section 8.1 and the acceptance by such successor of such appointment.

8.3 Minimum Number of Trustees. The minimum number of Trustees shall be one.

8.4 Appointment of Successor When No Successor Named. Subject to the provisions of Section 8.1, in the event that there is no Trustee in office at any time and no successor shall have been appointed as herein provided who shall be able and willing to serve, a successor Trustee shall be appointed by the then non-Conflicted directors (as such term is defined in Article VIII of the Organizational Regulations) of the Company, acting by majority vote.

8.5 Acceptance of Appointment by Successor Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall file such acceptance with the Trust records.  Thereupon, such successor Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of his or her predecessor in the Trust with like effect as if originally named herein; provided, however, that a retiring Trustee shall, nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring such successor Trustee under the Trust all the estates, properties, rights, powers and trusts of such predecessor Trustee.

ARTICLE IX
Records of the Trustees

9.1 Records of the Trustees. The Trustees shall keep accurate and detailed records of all investments, receipts, disbursements and all other transactions made during the administration of the Trust.  Any Trustee at any time acting hereunder at any time may render an account of his or her proceedings to the Beneficiaries.  If any person to whom an account would be so rendered shall be a minor, such account instead may be rendered to the parent or parents, or guardian of such minor beneficiary.  If approved in writing by the person to whom such account shall have been rendered as above provided, such account shall be final, binding and conclusive upon all persons who then or thereafter may have any interest in the Trust and the Trust Property.  Any Trustee also at any time may render a judicial account of his or her proceedings.

ARTICLE X
Termination of Trust

10.1 Termination of Trust. The Trust shall terminate upon the first to occur of the following events:

(a) the recommendation by the Trustees and any other disinterested and independent members of the IDC who are non-Conflicted directors as defined in Article VIII of the Organizational Regulations, by a majority vote, in favor of a Protected Transaction between the Company and Novartis;

(b) the determination of the Trustees that continued opposition to a Protected Transaction or the continuation of the Trust is not in the Best Interests of the Company and the Public Minority Stockholders;

(c) a resolution by the Company’s stockholders at an EGM or at an annual general meeting to remove all of the Current IDC Members as members of the Board that is supported by the affirmative vote of a majority of the Public Minority Stockholders;

(d) the issuance by a court of competent jurisdiction of a final, non-appealable, binding order or decision holding that either (i) the consummation of the transaction contemplated by the Novartis Merger Proposal is or would be legal, valid and effective or (ii) the Phase 1 Terminating Event is legal, valid and effective; or

(e) the exhaustion of the Trust Property.

Upon termination of the Trust, the Trustees shall pay over and distribute to the Company or its successor the then-remaining Trust Property, if any, less any amounts the Trustees determine in their discretion to pay in satisfaction of then-current obligations and liabilities of the Trust and less any amounts they determine in their discretion to hold as a reserve for anticipated future obligations and liabilities of the Trust.  In making any such distribution, the Trustees shall be authorized to require the Company or its successor to refund promptly on demand to the Trustees any amounts that the Trustees determine in their discretion are necessary to pay any debts, expenses, taxes or other charges of any kind that would be proper charges against the Trust if paid prior to such distribution.  Any amount held in reserve that the Trustees ultimately determine is not necessary to hold on account of current or future obligations or liabilities of the Trust shall be paid over promptly to the Company or its successor at such time.

10.2 Perpetuities Savings Clause. Unless sooner terminated under the terms of this Agreement, the Trust shall terminate not later than twenty-one years after the date of this Agreement, and thereupon the Trustees shall pay over and distribute the Trust Property to the Company or its successor.

ARTICLE XI
Amendment

11.1 Amendment. The then-serving Trustees, in the their discretion, may from time to time and at any time make or execute a declaration amending this Agreement for the purpose of curing any ambiguity or correcting or supplementing any provision contained herein or in any amendment to this Agreement which may be defective or inconsistent with any other provision contained herein or in any amendment to this Agreement.

ARTICLE XII
Miscellaneous Provisions

12.1 Intention of Parties to Establish Trust. This Agreement is not intended to create, and shall not be interpreted as creating, an association, partnership or joint venture of any kind.  It is intended as a trust to be governed and construed in all respects as a trust.  In addition, neither the Trustees nor the Beneficiaries shall be deemed to be, or be treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers.  The relationship of the Beneficiaries to the Trustees shall be solely that of beneficiaries of a trust, and their rights shall be limited to those conferred upon them by this Agreement.

12.2 Governing Law; Forum Selection and Consent to Jurisdiction. This Agreement, including, without limitation, this Section 12.2, shall be subject to the exclusive jurisdiction of, and governed by and construed in accordance with the laws of, the State of New York, without regard to conflict of laws principles, the jurisdiction in which the Grantor is organized or the citizenship or residency of any Trustee.  All actions or proceedings arising out of or in connection with this Agreement shall be tried and litigated exclusively in the Supreme Court of the State of New York, County of New York.  Each party hereto hereby waives any right such party may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any action or proceeding arising out of or in connection with this Agreement.

12.3 Severability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.4 Notices. Any notice or other communication hereunder shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to the person for whom such notice is intended at his address last known to the person giving such notice.

12.5 Further Assurances. The Company will, upon request of the Trustees, execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or proper to confirm the transfer to the Trustees of any property covered or intended to be covered hereby and the assumption of all liabilities pertaining thereto and to vest in the Trustees, the Trustees’ successors and assigns, the estate, powers, instruments or funds in trust hereunder.

12.6 Entire Agreement. This Agreement is a complete and exclusive statement of the agreement of the parties hereto, supersedes all previous agreements or understandings among them and may not be modified or terminated orally.

12.7 Headings. The title to the Articles and the headings of the Sections of this Agreement are for convenience of reference only and shall in no way modify, restrict or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

12.8 Name of Trust. The Trust shall be known as the “Alcon Litigation Trust”.

12.9 Counterparts. This instrument may be executed in counterparts or copies, each of which so executed shall be deemed an original, but all such counterparts shall be taken together to constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers, all as of the date first above written.

WITNESSES:	SIGNATORIES:
SIGNED by ALCON, INC., by Richard Croarkin, as Chief Financial Officer, in the sight and presence of us, who at his/her request and in his/her sight and presence and in the sight and presence of each other, have hereunto signed our names as subscribing witnesses this 7th day of July, 2010
/s/ Tom Ryder
Name: Tom Ryder
Residing at: Fort Worth, Texas
/s/ David A. Bass
Name: David A. Bass
Residing at: Fort Worth, TX
ALCON, INC., Grantor By: /s/ Richard Croarkin Name: Richard Croarkin Title: CFO
SIGNED by THOMAS G. PLASKETT in the sight and presence of us, who at his request and in his sight and presence and in the sight and presence of each other, have hereunto signed our names as subscribing witnesses
this       day of        , 2010

Name:
Residing at:

Name:
Residing at:

THOMAS G. PLASKETT, Trustee
[Signatures continue on following page.]

[signature page of Trust Agreement (1/2)]

IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers, all as of the date first above written.

WITNESSES:	SIGNATORIES:
SIGNED by ALCON, INC., by                              , as                              , in the sight and presence of us, who at his/her request and in his/her sight and presence and in the sight and presence of each other, have hereunto signed our names as subscribing witnesses
this           day of                   , 2010

Name:
Residing at:

Name:
Residing at:
ALCON, INC., Grantor By: Name: Title:
SIGNED by THOMAS G. PLASKETT in the sight and presence of us, who at his request and in his sight and presence and in the sight and presence of each other, have hereunto signed our names as subscribing witnesses this 7th day of July, 2010
/s/ Keith Plaskett
Name: Keith Plaskett
Residing at: 3813 Acapulco Ct.
                      Irving, TX 75062
/s/ Crystal Plaskett
Name: Crystal Plaskett
Residing at: 3813 Acapulco Ct., Irving TX

/s/ Thomas G. Plaskett THOMAS G. PLASKETT, Trustee
[Signatures continue on following page.]

[signature page of Trust Agreement (1/2)]

SIGNED by JOAN W. MILLER in the sight and presence of us, who at her request and in her sight and presence and in the sight and presence of each other, have hereunto signed our names as subscribing witnesses this 7th day of July, 2010
/s/ Joanne M Peters
Name: Joanne M Peters
Residing at: 10 Naomi St, Bristol, RI
/s/ Andrea J. Harrison
Name: Andrea J. Harrison
Residing at: 60 Charlesgate E, #126 Boston, MA

/s/ Joan W. Miller JOAN W. MILLER, Trustee
SIGNED by LODEWIJK J.R. DE VINK in the sight and presence of us, who at his request and in his sight and presence and in the sight and presence of each other, have hereunto signed our names as subscribing witnesses
this      day of      , 2010

Name:
Residing at:

Name:
Residing at:

LODEWIJK J.R. DE VINK, Trustee

[signature page of Trust Agreement (2/2)]

SIGNED by JOAN W. MILLER in the sight and presence of us, who at her request and in her sight and presence and in the sight and presence of each other, have hereunto signed our names as subscribing witnesses
this      day of       , 2010

Name:
Residing at:

Name:
Residing at:

JOAN W. MILLER, Trustee
SIGNED by LODEWIJK J.R. DE VINK in the sight and presence of us, who at his request and in his sight and presence and in the sight and presence of each other, have hereunto signed our names as subscribing witnesses this 7th day of July, 2010
/s/ Mike Thul
Name: Mike Thul
Residing at: 730 Nottingham RD
/s/ Randy Donahoo
Name: Randy Donahoo
Residing at: 730 Nottingham Rd Avon CO

/s/ Lodewijk J.R. De Vink LODEWIJK J.R. DE VINK, Trustee

[signature page of Trust Agreement (2/2)]

SCHEDULE A

An amount in cash equal to USD 50 million contributed by the Company.